Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Celanese Corporation (the “Company”) and its subsidiaries have four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) the Company’s common stock; (2) the 1.125% Senior Notes due 2023 of Celanese US Holdings LLC (the “Issuer”) guaranteed by the Company and the other Guarantors (as defined below); (3) the 1.250% Senior Notes due 2025 of the Issuer guaranteed by the Company and the other Guarantors; and (4) the 2.125% Senior Notes due 2027 of the Issuer guaranteed by the Company and the other Guarantors.
DESCRIPTION OF THE COMPANY’S COMMON STOCK
The following is a summary of select provisions of the Company’s capital stock, as well as other certain provisions of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and Sixth Amended and Restated By-laws, as amended (the “By-laws”). The descriptions set forth below are qualified in their entirety by reference to the relevant provisions of the Charter and By-laws, copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.
Authorized Capitalization
As of January 30, 2020, the Company’s authorized capital stock consisted of (i) 400,000,000 shares of common stock (“Common Stock”), par value $0.0001 per share, of which 168,973,893 shares were issued and 119,555,928 shares were outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding.
Common Stock
Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters with respect to which the holders of Common Stock are entitled to vote. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of Common Stock are entitled to receive dividends if, as and when dividends are declared from time to time by the Company’s board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. The Company’s senior credit facilities and indentures impose restrictions on its ability to declare dividends with respect to the Company’s Common Stock. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, results of operations, cash requirements, financial condition, contractual restrictions and factors that the board of directors may deem relevant.
Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of Common Stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.
Other Matters. The Common Stock has no preemptive rights and, if fully paid, is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the

Common Stock. All shares of the Company’s outstanding Common Stock are fully paid and non-assessable, and the shares of the Company’s Common Stock offered.
Preferred Stock
The Company’s Charter authorizes the board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•
the number of shares of the series, which the board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.
Anti-Takeover Effects of Certain Provisions of Our Charter and By-laws
Certain provisions of the Company’s Charter and By-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Conflicts of Interest
As permitted by Delaware law, the Company’s Charter renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, business opportunities specified in the Charter. The Company’s Charter provides that none of any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us. In addition, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for himself or his affiliates and for us or our affiliates, such non-employee director will have no duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. The Company’s Charter does not renounce our interest in any business opportunity expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. No business opportunity offered to any non-employee director will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under the Company’s Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Removal of Directors
The Company’s Charter and By-laws provide that directors may be removed with or without cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Company’s Charter also provides that any newly created directorships and any vacancies on the board of directors will be filled only by the affirmative vote of the majority of remaining directors.
No Cumulative Voting
The Delaware General Corporation Law (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the charter provides otherwise. The Company’s Charter does not expressly provide for cumulative voting.
Calling of Special Meetings of Stockholders; Stockholder Action by Written Consent
The Company’s Charter provides that a special meeting of stockholders may be called at any time only by the chairman of the board of directors, the board or a committee of the board of directors which has been granted such authority by the board.
The DGCL permits stockholder action by written consent unless otherwise provided by a company’s charter. The Company’s Charter precludes stockholder action by written consent.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Company’s By-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.
Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date on which the proxy materials for the previous year’s annual meeting were first mailed. The Company’s By-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Proxy Access
The Company’s By-laws provide that a stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the outstanding common stock for three years, may nominate and include in the Company’s annual meeting proxy materials a number of director nominees not to exceed the greater of two or 20% of the number of the Company’s directors then serving on the Board of Directors (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-laws. Such nominations are subject to additional eligibility, procedural and disclosure requirements set forth in the By-laws, including the requirement that the Company must receive notice of such nominations not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Supermajority Provisions
Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, and the affirmative vote of the majority of the shares entitled to vote, present in person or represented by proxy at any meeting at which a quorum is present, is required to amend a corporation’s by-laws, unless the certificate of incorporation or by-laws (in the case of amendments to the by-laws) requires a greater percentage. The Company’s Charter provides that the following provisions in the Charter and By-laws may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote in the election of directors, voting together as a single class:

•	the removal of directors;

•	the filling of vacancies on the board of directors and newly created directorships;

•	the advance notice requirements for stockholder proposals and director nominations;

•
the ability to call a special meeting of stockholders being vested solely in the chairman of the board of directors, the board of directors, or a committee of the board of directors (if duly authorized to call special meetings);

•	the provisions regarding stockholder action by written consent; and

•	the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.
In addition, the Company’s Charter grants the board of directors the authority to amend and repeal the By-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Company’s Charter.
Exclusive Forum
The Company’s By-laws provides that a state court located within the State of Delaware (or if no state court located in Delaware has jurisdiction, then the federal court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors or officers to us or our stockholders, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our Certificate of Incorporation or By-laws (as either may be amended from time to time) or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, unless the Company consents in writing to another jurisdiction.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. the Company’s Charter includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases and redemptions); or

•	for transactions from which the director derived improper personal benefit.
The Company’s Charter and By-laws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL. The Company is also required to advance certain expenses (including attorneys’ fees and disbursements and court costs) incurred by officers and directors in defending a covered proceeding and expressly authorize to carry directors’ and officers’ insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in the Company’s Charter and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.
Delaware Anti-takeover Statute
Section 203 of the DGCL applies to the Company. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15% or more of the Company’s voting stock.
An interested stockholder may not engage in a business combination transaction with the Company within the three-year period following the time that such stockholder became an interested stockholder unless:

•	before such time, the board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•
at or subsequent to such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for the Company’s Common Stock.
Listing
The Company’s Common Stock is listed on the NYSE under the symbol “CE.”
Authorized but Unissued Capital Stock
The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Company’s Common Stock is listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-

outstanding voting power or then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
DESCRIPTION OF THE COMPANY’S 1.125% SENIOR NOTES DUE 2023, 1.250% SENIOR NOTES DUE 2025 AND 2.125% SENIOR NOTES DUE 2027
The following summary of our 1.125% Senior Notes due 2023 (the “2023 Notes”), our 1.250% Senior Notes due 2025 (the “2025 Notes”) and our 2.125% Senior Notes due 2027 (the “2027 Notes” and, together with the 2025 Notes and the 2023 Notes, the “Notes”) is based on, subject to, and qualified in its entirety by the Indenture dated as of May 6, 2011 (the “Base Indenture”), by and among the Issuer, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented in respect of the 2023 Notes by the sixth supplemental indenture thereto, dated as of September 26, 2016, by and among the Issuer, the Guarantors, the Trustee, and Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”) and as registrar and transfer agent (the “Transfer Agent”), as supplemented in respect of the 2025 Notes by the seventh supplemental indenture thereto dated as of December 11, 2017, by and among the Issuer, the Guarantors, the Trustee, the Paying Agent, and the Transfer Agent, and as supplemented in respect of the 2027 Notes by the eighth supplemental indenture thereto dated as of November 5, 2018, by and among the Issuer, the Guarantors, the Trustee, the Paying Agent, and the Transfer Agent (the Base Indenture, as supplemented, the “Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. The following description of the particular terms of the Notes is a summary, does not purport to be complete, and is qualified in its entirety by reference to all provisions of the Indenture and the Notes. We encourage you to read the Indenture for additional information. References to the “Company,” “we,” “us,” “our” and similar words refer to Celanese Corporation and not to any of its subsidiaries. The 2023 Notes, the 2025 Notes and the 2030 Notes are traded on The New York Stock Exchange under the trading symbols “CE /23,” “CE /25 and “CE /27,” respectively.
Principal, Maturity and Interest
As of January 30, 2020, the Issuer had outstanding €750,000,000 aggregate principal amount of the 2023 Notes, €300,000,000 aggregate principal amount of the 2025 Notes and €500,000,000 aggregate principal amount of the 2027 Notes.
The 2023 Notes will mature on September 26, 2023, the 2025 Notes will mature on February 11, 2025 and the 2027 Notes will mature on March 1, 2027. The Indenture governing the notes provides for the issuance of additional notes of the same class and series, subject to compliance with the covenants contained in the Indenture. The Notes were issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Interest on the 2023 Notes accrues at the rate of 1.125% per annum and is payable annually in arrears on September 26; interest on the 2025 Notes accrues at the rate of 1.250% per annum and is payable annually in arrears on February 11; interest on the 2027 Notes accrues at the rate of 2.125% per annum and is payable annually in arrears on March 1. The Issuer will make each interest payment to the holders of record of the Notes on the immediately preceding September 11, January 27 or February 15, as applicable. The rights of holders of beneficial interests of Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Euroclear and Clearstream.
Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or September 26, 2016, December 11, 2017 or November 5, 2018, as applicable, if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.
Paying Agent and Payments on the Notes
Principal of, premium, if any, and interest on the Notes is payable at the office of the Paying Agent or, at the option of the Issuer, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear are made through the facilities of the common depositary. The Issuer may change the paying agent without prior notice to the holders and the Issuer or any of its Subsidiaries may act as paying agent. The Issuer has undertaken to maintain a paying agent in a member state of the European Union that, to the extent permitted by law, will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income in relation to the Notes.
Registrar and Transfer Agent for the Notes
Deutsche Bank Trust Company Americas is the registrar and transfer agent for the Notes. The Issuer may change the registrar and the transfer agent without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as the registrar or the transfer agent.
Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the Indenture. The Transfer Agent may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or repurchase. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or repurchased.
Transfers of book-entry interests in the Notes between participants in Euroclear or participants in Clearstream will be effected by Euroclear and Clearstream pursuant to customary procedures and subject to the applicable rules and procedures established by Euroclear or Clearstream and their respective participants.
Guarantees
The Notes are guaranteed by the Company and by each direct and indirect Subsidiary that guarantees the Issuer’s obligations under the Credit Agreement (the “Subsidiary Guarantors”), subject to the provisions regarding the release and discharge of Guarantees described herein. The Guarantors jointly and severally guarantee the Issuer’s obligations under the Indenture and the Notes on a senior unsecured, full and unconditional basis. The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Issuer) under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. By virtue of this limitation, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Guarantee. In an effort to alleviate the effect of this limitation, each Guarantor that makes a payment or distribution under a Guarantee is entitled to a contribution from each other Guarantor (if any) in an amount pro rata, based on the net assets of each Guarantor.
Each Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Guarantor without limitation, or with, into or to any other Person upon the terms and conditions set forth in the Indenture. See “-Certain Covenants-Merger, Consolidation or Sale of Assets.”
A Guarantor (other than a company that is a direct or indirect parent of the Issuer except in the case of clause (a)(i)(B) or (E) below) shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the Notes if (a) (i) (A) all of its assets or Capital Stock is sold or transferred, (B) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all of its assets to, another Person in compliance with the covenant described under “-Certain Covenants-Merger, Consolidation or Sale of Assets,” (C) such Guarantor ceases to be a Subsidiary of the Issuer in connection with any (direct or indirect) sale of Capital Stock or other transaction; or (D) the notes are subject to legal defeasance or the Indenture is satisfied and discharged as provided below under the captions “-Legal Defeasance and Covenant Defeasance” and “-Satisfaction and Discharge;” and (ii) such Guarantor is released from its guarantee of the Credit Agreement or (b) such Guarantor ceases to, or substantially contemporaneously with the release of such Guarantor’s obligation under its Guarantee hereunder will cease to, or at such time does not, guarantee the Issuer’s obligations under the Credit Agreement; provided that such Guarantor has delivered to the Trustee a certificate of a Responsible Officer and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.
Issuance in Euro
All payments of interest and principal, including payments made upon any redemption of the Notes, are payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Ranking
Senior Debt
The Notes are general unsecured obligations of the Issuer that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The

Notes rank equally in right of payment with all existing and future liabilities of the Issuer that are not so subordinated and will be effectively subordinated to (a) all of the Issuer’s Secured Debt, if any, to the extent of the value of the assets securing such Indebtedness) and (b) liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuer or the Guarantors or upon a default in payment with respect to, or the acceleration of, any senior secured Indebtedness, the assets of the Issuer and the Guarantors that secure such senior secured Indebtedness will be available to pay obligations on the Notes and the Guarantees only after all Indebtedness under such senior secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Guarantees then outstanding.
Liabilities of Subsidiaries versus Notes
Some of the Subsidiaries of the Issuer do not guarantee the Notes, and, as described above under “-Guarantees,” Guarantees of Subsidiaries may be released under certain circumstances. In addition, future Subsidiaries of the Issuer may not be required to guarantee the Notes. Claims of creditors of any Subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. Accordingly, the Notes and each Guarantee are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.
The Indenture does not impose any limitation on the incurrence of unsecured Indebtedness and preferred stock by the Issuer and certain of its Subsidiaries.
Redemption
Optional Redemption
Each series of Notes may be redeemed, in whole or in part, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice sent to each holder’s registered address, at a redemption price equal to, in the case of the 2023 Notes, 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), and in the case of the 2025 Notes and 2027 Notes, the greater of:

•	100% of the principal amount of the Notes redeemed; and

•
the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on November 11, 2024, with respect to the 2025 Notes or December 1, 2026, with respect to the 2027 Notes (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Bund Rate plus 20 basis points (in the case of the 2025 Notes) or 30 basis points (in the case of the 2027 Notes).

In addition, commencing June 26, 2023, with respect to the 2023 Notes (three months prior to the maturity of the 2023 Notes), November 11, 2024, with respect to the 2025 Notes (three months prior to the maturity of the 2025 Notes) and December 1, 2026 with respect to the 2027 Notes (three months prior to the maturity of the 2027 Notes) the Issuer may redeem the applicable series of Notes, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ prior notice sent to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The Issuer may also acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Mandatory Redemption
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which change or amendment is announced and becomes effective after the date of the prospectus supplement relating to a series of Notes, the Issuer becomes or will become obligated to pay Additional Amounts on such series of Notes as described under the heading “- Payment of Additional Amounts” with respect to such Notes (and such obligation cannot be avoided by taking reasonable measures available to the Issuer), then the Issuer may, at any time at its option, redeem, in whole, but not in part, the Notes of such series on not less than 15 nor more than 60 days prior notice to the holders of such Notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest (if any) on the Notes being redeemed to, but excluding, the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest date and Additional Amounts, if any, in respect thereof) and all Additional Amounts, if any, then due and which will become due on the redemption date as a result of the redemption or otherwise; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of such Notes were then due and unless at the time such notice is given such obligation to pay Additional Amounts remains in effect (or will be in effect at the time of such redemption). Prior to any such notice of redemption, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and that the obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to it and (b) a written opinion of independent counsel selected by the Issuer to the effect that the Issuer has been or will become obligated to pay Additional Amounts.
The Trustee and paying agent will accept and will be entitled to conclusively rely upon the Officer’s Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for the Issuer to exercise its right to redeem such Notes, which determination will be conclusive and binding on the holders.
Payment of Additional Amounts
All payments by the Issuer or any Guarantor on the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charges and any penalties, interest or additions to tax with respect thereto (each a “tax”)

imposed by the United States, unless the withholding or deduction of such taxes is required by law or the official interpretation or administration thereof.
If any taxes imposed by the United States are required to be withheld or deducted in respect of any payment made under or with respect to any series of Notes or any Guarantee, the Issuer or applicable Guarantor will, subject to the exceptions and limitations set forth below, pay additional amounts (“Additional Amounts”) as are necessary in order that the net amounts received in respect of such payments by each beneficial owner who is not a United States person after such withholding or deduction by any applicable withholding agent (including any withholding or deduction in respect of such Additional Amounts) will equal the amounts which would have been received in respect of such payments on any such Note or Guarantee in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(a)    to any tax to the extent such tax is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or stockholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(i)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(ii)    having or having had any other connection with the United States (other than a connection arising solely as a result of the ownership of such Notes, the receipt of any payment or the enforcement of any rights under such Notes or Guarantee), including being or having been a citizen or resident of the United States;
(iii)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(iv)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”); or
(v)    being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;
(b)    to any holder that is not the sole beneficial owner of such Notes or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(c)    to any tax to the extent such tax would not have been imposed but for the failure of the holder or the beneficial owner to comply with certification, identification or other information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax, but only to the extent that the holder or beneficial owner is legally eligible to provide such certification or other evidence;
(d)    to any tax that is imposed otherwise than by withholding or deduction in respect of a payment on such Notes or Guarantee;
(e)    to any estate, inheritance, gift, sales, transfer, wealth or similar tax;
(f)    to any withholding or deduction that is imposed on a payment to a holder or beneficial owner and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;
(g)    to any tax required to be withheld by any paying agent from any payment of principal of or interest on such Note, if such payment can be made without such withholding by at least one other paying agent;
(h)    to any tax to the extent such tax would not have been imposed or levied but for the presentation by the holder or beneficial owner of such Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(i)    to any tax to the extent such tax is imposed or withheld solely by reason of the beneficial owner being a bank (1) purchasing such Notes in the ordinary course of its lending business or (2) that is neither (A) buying such Notes for investment purposes only nor (B) buying such Notes for resale to a third-party that either is not a bank or holding such Notes for investment purposes only;
(j)    to any tax imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing; or
(k)    in the case of any combination of clauses (a) through (j).
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “- Payment of Additional Amounts,” the Issuer (or any Guarantor, if applicable) will not be required to make any payment for any tax imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
The Issuer or applicable Guarantor will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld, or other evidence reasonably satisfactory to the Trustee, and will provide such copies or other evidence to the Trustee.
The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor to the Issuer or any Guarantor.

Repurchase at the Option of Holders
Change of Control Offer
If a Change of Control Event occurs with respect to a series of Notes, each holder of such Notes will have the right to require the Issuer to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s Notes of such series pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control Event, the Issuer will send a notice to each holder of the relevant series of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase such Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(a)    accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;
(b)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of such series properly tendered; and
(c)    deliver or cause to be delivered to the Trustee the Notes of such series properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased by the Issuer.
The Paying Agent will promptly distribute to each holder of such Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of €1,000 or an integral multiple of €1,000 in excess thereof.
The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Event, the Indenture contains no provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The Issuer will not be required to make a Change of Control Offer upon a Change of Control Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes of the relevant series properly tendered and not withdrawn under the

Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “-Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Event or conditional upon the occurrence of a Change of Control Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Selection and Notice
If less than all of the Notes of a series are to be redeemed at any time, the Transfer Agent will select the relevant Notes for redemption or purchase on a pro rata basis or by lot in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof based on a method that most nearly approximates pro rata or by lot selection as is practicable in accordance with Clearstream and Euroclear guidelines, unless otherwise required by law or applicable stock exchange or depositary requirements.
The Transfer Agent will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any series of Notes selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. No Notes having principal of less than minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof shall be redeemed in part; except that if all of the Notes of a series held by a holder are to be redeemed or purchased, the entire outstanding amount of the Notes of such series held by the holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of the Indenture that apply to the Notes of a series called for redemption or purchase also apply to portions of the Notes of such series called for redemption or purchase.
Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of Notes or a satisfaction and discharge of the Indenture with respect to a series of Notes. Notices of redemption may not be conditional.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. However, no Notes of less than minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof will be redeemed in part. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption if funds sufficient to pay the redemption price have been deposited with a paying agent.

Certain Covenants
Liens
The Issuer will not, and will not permit any Subsidiary to, create, incur, issue, assume or guarantee any Indebtedness secured by a Lien (other than Permitted Liens) upon any Principal Property or Capital Stock of any Subsidiary that directly owns any Principal Property without in any such case making or causing to be made effective provision whereby the Notes (together with, if the Issuer shall so determine, any other Indebtedness of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such Indebtedness, so long as such Indebtedness shall be so secured, unless after giving effect thereto, the aggregate amount (without duplication) of all such Indebtedness plus all Attributable Debt of the Issuer and its Subsidiaries in respect of any Sale and Leaseback Transaction would not exceed 15% of Consolidated Net Tangible Assets.
Sale / Lease-Back Transactions
The Issuer will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless,
(a)    the Issuer or such Subsidiary would be entitled to create, incur, issue, assume or guarantee Indebtedness secured by a Lien pursuant to the provisions described under “Certain Covenants-Liens” on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes;
(b)    the Issuer or such Subsidiary shall apply, within 180 days of the effective date of any such arrangement, an amount not less than the greater of (i) the net proceeds of the sale of such Principal Property or (ii) the fair market value (as determined by the Board of Directors) of such Principal Property to either the prepayment or retirement (other than any mandatory prepayment or retirement) of Indebtedness incurred or assumed by the Issuer or such Subsidiary (other than Indebtedness owned by Issuer or any of its Subsidiaries) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Indebtedness, or to the acquisition, construction or improvement of a manufacturing plant or manufacturing facility; or
(c)    the Attributable Debt of the Issuer or such Subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted as described in clauses (a) and (b) of this covenant, plus the aggregate principal amount of Indebtedness secured by Liens then outstanding (not including any such Indebtedness secured by Permitted Liens) which do not equally and ratably secure the Notes (or secure the Notes on a basis that is prior to other Indebtedness secured thereby) would not exceed 15% of Consolidated Net Tangible Assets.
Merger, Consolidation or Sale of Assets
Consolidation, Merger or Sale of Assets of the Issuer
The Issuer may not, directly or indirectly: (a) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving Person); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(i)    either: (1) the Issuer is the surviving Person; or (2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the jurisdiction of organization of the Issuer or the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, hereinafter referred to as the “Successor Company”);
(ii)    the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer the Indenture and all debt securities issued thereunder pursuant to agreements reasonably satisfactory to the Trustee;
(iii)    immediately after such transaction no Default or Event of Default exists;
(iv)    each Guarantor, unless it is the other party to the transactions described above, in which case clause (ii) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture; and
(v)    the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture.
The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (x) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Subsidiary and (y) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.
Consolidation, Merger or Sale of Assets by a Guarantor
Subject to the provisions described under “-Guarantees-Release,” no Guarantor shall consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:
(a)    such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);
(b)    the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(c)    immediately after such transaction no Default or Event of Default exists; and

(d)    the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture.
The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture. Notwithstanding the foregoing, (i) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (ii) any Guarantor may merge into or transfer all or part of its properties and assets to the Issuer or another Guarantor and (iii) a transfer of assets or Capital Stock of any Guarantor shall be permitted (including all or substantially all the assets of any Guarantor). Notwithstanding anything to the contrary herein, except as expressly permitted under the Indenture no Guarantor shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to the Company.
Additional Guarantees
The Issuer will cause each Subsidiary that guarantees any Indebtedness of the Issuer or any of the Guarantors under the Credit Agreement, in each case, substantially at the same time, to execute and deliver to the Trustee a Guarantee pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, interest and additional amounts, if any, on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.
Reports
Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer will electronically file with the Commission by the respective dates specified in the Commission’s rules and regulations (each a “Required Filing Date”), unless, in any such case, such filings are not then permitted by the Commission:
(a)    all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and
(b)    all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports;
If such filings with Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, the Issuer will, within 15 days of each Required Filing Date, transmit by mail to holders of the Notes, as their names and addresses appear in the note register, without cost to such holders of the Notes, and file with the Trustee copies of the information or reports that the Issuer would be required to file with the Commission pursuant to the first paragraph if such filing were then permitted.
So long as the Parent Guarantor complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be filed by and be those of the Company rather than the Issuer.

The availability of the foregoing reports on the Commission’s EDGAR service (or successor thereto) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and holders.
Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
Events of Default and Remedies
Under the Indenture, an “Event of Default” with respect to Notes of a particular series is defined as any of the following:
(a)    the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on such Notes;
(b)    the Issuer defaults in the payment when due of interest on or with respect to such Notes and such default continues for a period of 30 days;
(c)    the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (a) or (b) above) and such default or breach continues for a period of 60 days after the notice specified below;
(d)    a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Subsidiary (other than Indebtedness under a Qualified Securitization Financing), in the case of the 2023 Notes, or any Subsidiary Guarantor (other than Indebtedness under a Qualified Securitization Financing), in the case of the 2025 Notes and the 2027 Notes, or the payment of which is guaranteed by the Issuer or any Subsidiary (other than Indebtedness under a Qualified Securitization Financing) (other than Indebtedness owed to the Issuer or a Subsidiary), in the case of the 2023 Notes, or any Subsidiary Guarantor (other than Indebtedness under a Qualified Securitization Financing) (other than Indebtedness owed to the Issuer or a Subsidiary), in the case of the 2025 Notes and the 2027 Notes, whether such Indebtedness or guarantee existed prior to the issuance of such Notes or was created after the issuance of such Notes, if (i) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100 million or more at any one time outstanding;
(e)    certain events of bankruptcy affecting the Issuer or any Significant Subsidiary, in the case of the 2023 Notes, or affecting the Issuer or any Guarantor that is a Significant Subsidiary, in the case of the 2025 Notes and 2027 Notes;
(f)    in the case of the 2023 Notes, the Issuer or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $100 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or
(g)    any Guarantee of a Significant Subsidiary with respect to such series of Notes fails to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor (other than the Company) denies or disaffirms its obligations under its Guarantee and such Default continues for 10 days.
A default under one series of Notes or other debt securities issued under the Indenture will not necessarily be a default under another series of Notes or other debt securities issued under the Indenture. The Trustee may withhold notice to the holders of a series of Notes of any Default or Event of Default (except in any payment on the Notes of such series) if the Trustee considers it in the interest of the holders of the Notes of that series to do so.
If an Event of Default (other than an Event of Default specified in clause (e) above with respect to the Issuer) for a series of Notes shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes of such series may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (e) above with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes of such series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.
The Indenture provides that, at any time after a declaration of acceleration with respect to a series of Notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes of such series may rescind and cancel such declaration and its consequences:
(a)    if the rescission would not conflict with any judgment or decree;
(b)    if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(c)    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
(d)    if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and
(e)    in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.
No such rescission shall affect any subsequent Default or impair any right consequent thereto.
The holders of a majority in principal amount of the Notes of a series may waive any existing Default or Event of Default under the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (e) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of such Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of such Notes as described above be annulled, waived or rescinded upon the happening of any such events.
Holders of the Notes of any series may not enforce the Indenture or the Notes of that series except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes of any series, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee relating to such series.
The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any direct or indirect parent entity, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note has waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes of a series (Legal Defeasance) except for:
(a)    the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;
(b)    the Issuer’s obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d)    the Legal Defeasance provisions of the Indenture.
In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer with respect to a series of Notes released with respect to certain covenants that are described in the Indenture (Covenant Defeasance) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuer but not its Subsidiaries) described under “-Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of such series.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:
(a)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes of the relevant series, cash in euros, Euro-Denominated Designated Government Obligations, or a combination of cash in euros and Euro-Denominated Designated Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;
(b)    in the case of Legal Defeasance, the Issuer has delivered to the Trustee an opinion of counsel confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an opinion of counsel confirming that the holders of the respective outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith);
(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;
(f)    the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes of such series over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(g)    the Issuer must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided below, with respect to a series of Notes the Indenture or the Notes of such series may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes of each series at the time outstanding that is affected voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and with respect to any series of Notes any existing default or compliance with any provision of the Indenture or the Notes of such series may be waived with the consent of the holders of a majority in principal amount of each series of Notes at the time outstanding that is affected voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).
Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):
(a)    reduce the principal amount of Notes of any series whose holders must consent to an amendment, supplement or waiver;
(b)    reduce the principal of or change the fixed maturity of the Note of any series or alter the provisions with respect to the redemption of the Notes of any series (other than provisions relating to the covenant described above under the caption “-Repurchase at the Option of Holders-Change of Control Offer”);
(c)    reduce the rate of or change the time for payment of interest on any Note of any series;
(d)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes of any series (except a rescission of acceleration of the Notes of a series by the holders of at least a majority in aggregate principal amount of the Notes of such series and a waiver of the payment default that resulted from such acceleration);
(e)    make any Note payable in money other than that stated in such Notes;
(f)    make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes issued thereunder;
(g)    waive a redemption payment with respect to any Note of any series (other than a payment required by the covenant described above under the caption “-Change in Control Offer”);
(h)    modify the subsidiary Guarantees in any manner adverse to the holders of the Notes of any series; or
(i)    make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of Notes, with respect to any series of Notes the Issuer and the Trustee may amend or supplement the Indenture or the Notes of such series:

(a)    to cure any ambiguity, defect or inconsistency;
(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(c)    to provide for the assumption of the Issuer’s obligations to holders of Notes of such series in the case of a merger or consolidation or sale of all or substantially all of the assets of the Issuer and its Subsidiaries;
(d)    to make any change that would provide any additional rights or benefits to the holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such holder;
(e)    to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(f)    to add a Guarantee of such Notes; or
(g)    to conform the text of any provision of the Indenture, the Notes or Guarantees with respect to such series of Notes to any provision of the description of the Notes set forth in the relevant prospectus supplement relating to such series of Notes to the extent such provision was intended to be a verbatim recitation of such provision, which intent shall be conclusively evidenced by an officers’ certificate to that effect.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect with respect to a series of Notes when:
(a)    either:
(i)    all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes of such series that have been replaced or paid and Notes of such series for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or
(ii)    all outstanding Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable by reason of the sending of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in euros, Euro-Denominated Designated Government Obligations, or a combination of cash in euros and Euro-Denominated Designated Government Obligations, in amounts as will be sufficient (with respect to the 2027 Notes, in the opinion of a nationally recognized firm of independent accountants) without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(b)    the Issuer has paid or caused to be paid all sums payable by them under the Indenture with respect to such series of Notes; and

(c)    the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of such series at maturity or the redemption date, as the case may be.
In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the Trustee becomes a creditor of the Issuer, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
The holders of a majority in principal amount of the then outstanding Notes of a series have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Notices
Notices to holders of the Notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.
Governing Law
The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Applicable Premium” means with respect to any Note on the applicable Redemption Date, the greater of:
(a)    1.0% of the then outstanding principal amount of the Note; and

(b)    the excess of:
(i)    the present value at such redemption date of (1) 100% of the aggregate principal amount of such Note plus (2) all required interest payments due on the Notes through September 26,2023 (excluding accrued but unpaid interest through the Redemption Date), computed by the Issuer using a discount rate equal to the Bund Rate as of such redemption date plus 25 basis points; over
(ii)    the then outstanding principal amount of such Note.
Prior to the applicable redemption date, the Issuer shall calculate the Applicable Premium and shall deliver such calculation to the Trustee. The Trustee will have no responsibility for the calculation of the Applicable Premium.
“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Lease-Back Transaction, as determined in good faith by the Issuer) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“Board of Directors” means:
(a)    with respect to a corporation, the board of directors of the corporation;
(b)    with respect to a partnership (including a société en commandite par actions), the Board of Directors of the general partner or manager of the partnership; and
(c)    with respect to any other Person, the board or committee of such Person serving a similar function.
Unless otherwise specified, “Board of Directors” refers to the Board of Directors of the Company.
“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date.
“Capital Stock” means:
(a)    in the case of a corporation, corporate stock;
(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York or the place of payment, provided such day is also a London banking day and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, operates.
“Change of Control” means the occurrence of any of the following:
(a)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than the Company or any Subsidiary of the Company; or
(b)    the Issuer or any of its Subsidiaries becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any Subsidiary of the Company) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entity.
“Change of Control Event” means the occurrence of both a Change of Control and a Rating Decline.
“Clearstream” means Clearstream Banking, société anonyme.
“Commission” means the Securities and Exchange Commission.
“Comparable German Bund Issue” means that German Bundesanleihe security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes.
“Comparable German Bund Price” means, with respect to any redemption date, (a) the average of four Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.
“Consolidated Net Tangible Assets” means, at any particular time, Consolidated Tangible Assets at such time after deducting therefrom all current liabilities, except for (i) notes and loans payable, and (ii) current maturities of the principal component of obligations in respect of capitalized leases, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.
“Consolidated Tangible Assets” means, at any particular time, the aggregate amount of all assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.
“Credit Agreement” means that certain Credit Agreement, dated as of July 15, 2016, among the Company, the Issuer, Celanese Americas LLC, Celanese Europe B.V., Celanese Holdings Luxembourg S.à.r.l., Elwood C.V., certain Subsidiaries of the Issuer from time to time party thereto as borrowers, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, a swing line lender and an L/C issuer and the other swing line lenders and L/C issuers party thereto, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Euro-Denominated Designated Government Obligations” means direct non-callable and nonredeemable obligations denominated in euros (in each case, with respect to the issuer thereof) of any member state of the European Union that is a member of the European Union provided that such member state has a long term government debt rating of “A1’’ or higher by Moody’s or A+ or higher by Standard & Poor’s or the equivalent rating category of another internationally recognized rating agency.
“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board Accounting Standards Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.
“Gradation” means a gradation within a Rating Category or a change to another Rating Category, which shall include: (a) “+” and “-” in the case of S&P’s current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation), (b) 1, 2 and 3 in the case of Moody’s current Rating Categories (e.g., a decline from Ba1 to Ba2 would constitute a decrease of one gradation), or (c) the equivalent in respect of successor Rating Categories of S&P or Moody’s or Rating Categories used by Rating Agencies other than S&P and Moody’s.
“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.
“Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.
“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.
“Indebtedness” means any indebtedness for borrowed money.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s, or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the date of each supplemental indenture relating to the Notes or an equivalent rating by any other Rating Agency.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.
“Issue Date” means September 26, 2016, with respect to the 2023 Notes, December 11, 2017, with respect to the 2025 Notes, and November 5, 2018, with respect to the 2027 Notes.
“Joint Venture” means any Person that is not a Wholly-Owned Subsidiary of the Issuer or any Subsidiary of the Issuer in which the Issuer or such Subsidiary makes an Investment.
“Lien” means any mortgage, security interest, pledge or lien.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Non-Recourse Indebtedness” means, with respect to any Joint Venture, any Indebtedness of such Joint Venture or its Subsidiaries that is, by its terms, recourse only to (i) the assets of, and/or Capital Stock in, such Joint Venture and its Subsidiaries and/or (ii) the assets of any Subsidiary that owns Capital Stock in such Joint Venture and owns no material assets other than (x) Capital Stock and other Investments in such Joint Venture and (y) cash and cash equivalents, and that is neither guaranteed by the Issuer or any of its Subsidiaries (other than such Joint Venture and its Subsidiaries) or would become the obligation of the Issuer or any of its Subsidiaries (other than such Joint Venture and its Subsidiaries) upon a default thereunder, other than (i) recourse for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings, and (ii) the existence of a guarantee that does not constitute a guarantee of payment of principal, interest or premium on Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Issuer.
“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.
“Permitted Liens” means the following types of Liens:
(a)    Liens on such property, Capital Stock or Indebtedness existing as of the Issue Date;
(b)    Liens on such property or Capital Stock or Indebtedness of, any Person, which Liens are existing at the time such Person is merged into or consolidated with the Issuer or any Subsidiary;
(c)    Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(d)    Liens on such property, Capital Stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolidation);
(e)    Liens on such property, Capital Stock or Indebtedness to secure the payment of all or any part of the purchase price or improvement or construction cost thereof or to secure any Indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property Capital Stock or Indebtedness, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;
(f)    Liens on any property of, or Capital Stock in, any Joint Venture (or any Subsidiary of a Joint Venture), or on any property of any Subsidiary of the Issuer that owns Capital Stock in such Joint Venture and owns no material assets other than (i) Capital Stock and other Investments in such Joint Venture and (ii) cash and cash equivalents, in each case, securing Non-Recourse Indebtedness of such Joint Venture;
(g)    Liens incurred in connection with a Sale and Leaseback Transaction satisfying the provisions under “Certain Covenants-Limitations on Sale and Leaseback Transactions”; and
(h)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens permitted by clauses (a) through (g); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same such property or shares of stock or Indebtedness that secured the Lien extended, renewed or replaced (plus improvements on such property).
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse, in each case owned by the Issuer or any of its Subsidiaries which is located within the U.S., the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such single parcel of real estate, any single manufacturing plant or any single warehouse that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Issuer and its Subsidiaries as a whole.
“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (b) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.
“Quotation Agent” means a Reference German Bund Dealer appointed by the Issuer.
“Rating Agency” means each of (a) S&P and Moody’s or (b) if either S&P or Moody’s or both of them are not making ratings of the Notes publicly available, a nationally recognized United States rating agency or agencies, as the case may be, selected by the Issuer, which will be substituted for S&P or Moody’s or both, as the case may be.
“Rating Category” means (a) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C, R, SD and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories (any of which may include a “1”, “2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C (or equivalent successor categories); and (c) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.
“Rating Decline” means that at any time within the earlier of (a) 90 days after the date of public notice of a Change of Control, or of the Issuers’ or the Company’s intention or the intention of any Person to effect a Change of Control, and (b) the occurrence of the Change of Control (which period shall in either event be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency which announcement is made prior to the date referred to in clause (b)), the rating of the Notes is decreased by either Rating Agency by one or more Gradations and the rating by both Rating Agencies on the Notes following such downgrade is not an Investment Grade Rating.
“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities selected by the Issuer in good faith.
“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third business day preceding such redemption date.
“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Indenture.

“Sale and Lease-Back Transaction” means the leasing by the Issuer or any of its Subsidiaries of any Principal Property, whether owned on the Issue Date or acquired thereafter (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Issuer and any of its Subsidiaries or between its Subsidiaries), which Principal Property has been or is to be sold or transferred by the Issuer or such Subsidiary to any party with the intention of taking back a lease of such Principal Property.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. and any successor to its rating agency business.
“Secured Debt” means any Indebtedness secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Securitization Assets” means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.
“Securitization Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any obligations in respect of any Swap Contract entered into by the Issuer or any such Subsidiary in connection with such Securitization Assets.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Company or any Subsidiary of the Issuer transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Issuer or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to

Standard Securitization Undertakings, (b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings) other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Company or any Subsidiary thereof which Company has determined in good faith to be customary in a Securitization Financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Subsidiary” means, with respect to any specified Person:
(a)    any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(b)    any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“United States Dollar Equivalent” means with respect to any monetary amount in a currency other than United States dollars, at any time of determination thereof, the amount of United States dollars obtained by translating such other currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable other currency as published in the Financial Times on the date that is two business days prior to such determination.

“United States” means the United States of America, the states of the United States, and the District of Columbia.
“United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in place under applicable United States Treasury regulations to be treated as a domestic trust.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.